TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is made and entered into as of July 29, 2011 by and between Tractor Supply Company, a Delaware corporation (the “Company”), and Stanley L. Ruta (“Employee”). The Company and Employee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Company and Employee hereby agree that effective as of July 31, 2011 (the “Effective Date”), Employee will resign from serving as the Executive Vice President and Chief Operating Officer of the Company;

WHEREAS, the Company desires to continue to employ Employee from and after the Effective Date to perform certain transition services for the Company as set forth in this Agreement (the “Transition Services”); and

WHEREAS, the Parties wish to set forth their respective rights and obligations in connection with the foregoing.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter expressed, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1.

EMPLOYMENT; DUTIES AND RESPONSIBILITIES

1.1 Transition Services. During the Term of this Agreement, the Company hereby employs Employee, and Employee hereby accepts employment with the Company, to provide services to effect the orderly transition of his former duties and responsibilities with the Company and to provide services with respect to special projects as requested by the Company from time to time. In such capacity, Employee shall have the title “Vice President, Special Projects” and report to the Chief Executive Officer of the Company.

1.2 Compliance with Law and Standards. Employee shall at all times comply with all applicable laws, rules and regulations of any and all governmental authorities and the applicable standards, bylaws, rules, compliance programs, policies and procedures of the Company of which Employee has knowledge (including any policies that apply only to executives). Employee further agrees that Employee will not engage in any conduct which, in the reasonable determination of the Company, adversely affects the image or business of the Company or would impair in any material respect Employee’s ability to carry out Employee’s duties hereunder except as otherwise required by a court, law, governmental agency or regulation.

1.3 Ownership of Developments; Trade Secrets of Others. All copyrights, patents, trade secrets, or other intellectual property rights associated with any idea, concepts, techniques, inventions, processes, or works of authorship developed or created by Employee during the course of his work for the Company, including past employment and with respect to the services to be provided hereunder (collectively, the “Work Product”), will belong exclusively to the Company and will, to the extent possible, be considered a work made by Employee for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by Employee for hire for the Company, Employee agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest Employee may have in such Work Product. Upon the request of the Company, Employee will take further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. Employee represents that he is not bound by, and covenants that he will not enter into, any agreements, either written or oral, which are in conflict with this Agreement. For purposes of this Section 1.3, the term “Company” also will include any existing or future affiliates of the Company.

SECTION 2.

COMPENSATION

2.1 Compensation.

2.1.1 Base Salary.  From and after the Effective Date and during the Term, the Company shall pay Employee a base salary at the rate of $10,000 per month, payable in accordance with the Company’s ordinary payroll policies.

2.1.2 Bonus for 2011. During 2011, Employee will continue to participate in the Company’s 2011 Cash Incentive Plan with no changes to the payout amounts that may be earned by Employee as a result of Employee’s reduced base salary pursuant to the terms of this Agreement.  In addition, Employee shall be entitled to payment, if and when earned, under the grant previously made to Employee for the 2009 plan year of the Company’s Long-term Cash Plan and the banked portion (as of the Termination Date) of the Company’s Long-term Cash Plan for the 2010 and 2011 plan years (with payout for all three plan years to occur no later than April 1, 2012). Except as provided herein, the amount and payment of such awards, if any, shall be made in accordance with the terms of the respective plans.

2.1.3 Equity Grants.  Employee shall not be entitled to receive awards after the Effective Date under any of the Company’s equity incentive plans.  Outstanding equity-based awards granted to Employee prior to the Effective Date shall continue to vest in accordance with their respective terms until the Termination Date. Outstanding equity-based awards scheduled to vest following the Termination Date shall be accelerated to vest as of the Termination Date (unless Employee voluntarily quits employment before February 15, 2012, or Employee is terminated by the Company for Cause).  In addition, notwithstanding the provisions of the applicable option award agreements, options granted to Employee shall be exercisable until the earlier of (i) the first anniversary of the Termination Date and (ii) the date on which such option expires in accordance with the provisions of the applicable award agreement, except in the event of Employee’s death, disability or termination for Cause in which case exercisability shall be governed by the applicable award agreements. In addition, Employee agrees that any incentive stock options shall not be eligible for the special tax treatment accorded incentive stock options and instead shall be treated as “non-qualified stock options” under the Internal Revenue Code of 1986, as amended (the “Code”).

2.1.4 No Additional Compensation.  Employee acknowledges that, except as expressly provided Section 2.3 or otherwise in this Agreement, Employee will not receive nor is he entitled to any additional compensation, severance or benefits.

2.2 Expenses. The Company will reimburse Employee for all reasonable, documented expenses of types authorized by the Company and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.  To the extent that the reimbursement of expenses under this Section 2.2 shall constitute deferred compensation under Section 409A of the Code, such expenses shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations.  For the avoidance of doubt, the amount of expenses eligible for reimbursement under this Section 2.2 in any given year shall not affect the expenses eligible for reimbursement in any other year.

2.3 Benefits and Vacation.  During the Term, the Company shall provide the Employee with employee and fringe benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive officers of the Company and for which Employee remains eligible pursuant to the terms of those plans and programs.  In addition, the Company shall reimburse Employee for COBRA premiums during the eighteen-month period beginning on the Termination Date.  Nothing in this Agreement shall require the Company to maintain such plans or programs nor prohibit the Company from terminating, amending or modifying such plans and programs, as the Company, in its sole direction, may deem advisable.  In all events, including but not limited to, the funding, operation, management, participation, vesting, termination, amendment or modification of such plans and programs, the rights and benefits of the Employee shall be governed solely by the terms of the plans and programs, as provided in such plans, programs or any contract or agreement related thereto.  Nothing in this Agreement shall be deemed to amend or modify any such plan or program.  Employee shall continue to be eligible for vacation accrual at the same rate in effect prior to the date of this Agreement..

SECTION 3.

LIMITATION OF LIABILITY

3.1 To the fullest extent permissible under applicable law, neither party shall have any liability to the other in connection with the performance of the Transition Services under this Agreement except in connection with breaches of the express terms of this Agreement or actions or omissions that constitute bad faith, gross negligence or willful misconduct.

SECTION 4.

TERM AND TERMINATION

4.1 Term. The term (the “Term”) of this Agreement shall begin on the Effective Date and shall end on February 15, 2012, unless earlier terminated by the Employee (by reason of Employee’s resignation, death or disability) or by the Company with or without Cause (such date that the Term ends or is terminated, the “Termination Date”).

4.2 Termination by the Company for Cause. The Company may terminate this Agreement at any time in its sole discretion for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) the death of Employee; (ii) the permanent disability of Employee, which shall be defined as the inability of Employee, as a result of physical or mental illness or incapacity, to substantially perform his duties pursuant to this Agreement for a period of one hundred eighty (180) days during any twelve (12) month period; (iii) failure or refusal to carry out the lawful directions of the Company, which are reasonably consistent with the responsibilities of Employee’s position; (ii) a material act of dishonesty or disloyalty related to the business of the Company; (iii) conviction of a felony, a lesser crime against the Company, or any crime involving dishonest conduct; (iv) habitual or repeated misuse or habitual or repeated performance of Employee’s duties under the influence of alcohol or controlled substances; or (v) any incident materially compromising Employee’s reputation or ability to represent the Company with the public or any act or omission by Employee that substantially impairs the Company’s business, good will or reputation. Notwithstanding the foregoing, to the extent that any of the events, actions or breaches set forth above are able to be remedied or cured by Employee, Cause shall not be deemed to exist (and thus the Company may not terminate Employee for Cause hereunder) unless Employee fails to remedy or cure such event, action or breach within twenty (20) days after being given written notice by the Company of such event, action or breach.

4.3 Release. In consideration of the Company’s willingness to enter into this Agreement and the payment of compensation for the Transition Services, Employee agrees to execute and deliver, within 21 days of the Termination Date, a general release in the form attached as Exhibit A.

SECTION 5.

CONFIDENTIALITY, NON-COMPETITION, NON-SOLICITATION

5.1 Non-Competition, Non-Solicitation. Employee hereby covenants and agrees that during the Term of this Agreement and for a period of three (3) years thereafter, Employee shall not, directly or indirectly: (i) own any interest in, operate, join, control or participate as a partner, director, principal, officer or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity (each a “Competing Entity”) which has material operations which compete with any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of Employee, proposes to engage; (ii) solicit any customer or client of the Company or any of its subsidiaries (other than on behalf of the Company) with respect to any business in which the Company or any of its subsidiaries is then engaged or, to the then existing knowledge of Employee, proposes to engage; or (iii) induce or encourage any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; provided, that Employee may, solely as an investment, hold not more than five percent (5%) of the combined voting securities of any publicly-traded corporation or other business entity. The foregoing covenants and agreements of Employee are referred to herein as the “Restrictive Covenant.” Employee acknowledges that he has carefully read and considered the provisions of the Restrictive Covenant and, having done so, agrees that the restrictions set forth in this Section 5.1, including without limitation the time period of restriction set forth above, are fair and reasonable and are reasonably required for the protection of the legitimate business and economic interests of the Company. Employee further acknowledges that the Company would not have entered into this Agreement absent Employee’s agreement to the foregoing.

In the event that, notwithstanding the foregoing, any of the provisions of this Section 5.1 or any parts hereof shall be held to be invalid or unenforceable, the remaining provisions or parts hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable portions or parts had not been included herein. In the event that any provision of this Section 5.1 relating to the time period and/or the area of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or area of restriction and/or related aspects deemed reasonable and enforceable by such court shall become and thereafter be the maximum restrictions in such regard, and the provisions of the Restrictive Covenant shall remain enforceable to the fullest extent deemed reasonable by such court.

5.2 Confidentiality and Non-Disclosure. In consideration of the rights granted to Employee hereunder, Employee hereby agrees that during the Term of this Agreement and for a period of three (3) years thereafter he will hold in confidence all information concerning the Company or its business, including, but not limited to contract terms, financial information, operating data, or business plans or models, whether for existing, new or developing businesses, and any other proprietary information (hereinafter, collectively referred to as the “Proprietary Information”), whether communicated orally or in documentary or other tangible form. The parties to this Agreement recognize that the Company has invested considerable amounts of time and money in attaining and developing all of the information described above, and any unauthorized disclosure or release of such Proprietary Information in any form would irreparably harm the Company.

SECTION 6.

GENERAL PROVISIONS

6.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Tennessee, without regard to its conflict of laws principle.

6.2 Waiver of Breach. The waiver by a party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof by that party.

6.3 Severability. The invalidity or unenforceability of any provision of this Agreement will not effect the validity or enforceability of any other provision. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

6.4 Entire Agreement: Amendments. This Agreement forms the entire agreement of the parties and supersedes any prior agreements between them with respect to the subject matter hereof.

6.5 Amendment, Modification or Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by Employee and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

6.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and their permitted assigns; provided that Employee shall not assign his rights, duties or obligations hereunder.

6.7 Notice. Any notice to be given hereunder will be in writing and will be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Employee at:	Stanley L. Ruta

To the Company at:	Tractor Supply Company 200 Powell Place Brentwood, TN 37027 Attention: Chief Executive Officer Facsimile: (615) 440-4000

6.8 Withholding. All payments to Employee under this Agreement will be reduced by all applicable withholding required by federal, state or local law.

6.9 Survival. The provisions of Sections 1.3, 5.1, 5.2 and Section 6.1 through 6.10 hereof shall survive the termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

6.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.11 Section 409A. By accepting this Agreement, Employee hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A of the Code to any tax, economic or legal consequences of any payments payable to Employee hereunder.  Further, by the acceptance of this Agreement, Employee acknowledges that (i) Employee has obtained independent tax advice regarding the application of Section 409A of the Code to the payments due to Employee hereunder, (ii) Employee retains full responsibility for the potential application of  Section 409A of the Code to the tax and legal consequences of payments payable to Employee hereunder and (iii) the Company shall not indemnify or otherwise compensate Employee for any violation of Section 409A of the Code that my occur in connection with this Agreement. The Parties agree that, to the extent applicable, this Agreement shall be interpreted and administered in accordance with Section 409A of the Code and that the Parties will cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A of the Code.

Notwithstanding any other provision of this Agreement to the contrary, to the extent any payments made under this Agreement are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no payments to be made under this Agreement following the Employee’s termination of employment shall be made unless the Employee’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (b) if Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of any payments upon the Employee’s separation from service to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall not be provided to Employee prior to the earlier of (x) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Company (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of Employee’s death.  Upon the earlier of such dates, all payments deferred pursuant to this paragraph shall be paid in a lump sum to the Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

TRACTOR SUPPLY COMPANY

By:            /s/ James Wright
Name:      James Wright
Title:        Chairman and Chief Executive Officer

EMPLOYEE

/s/ Stanley L. Ruta
Stanley L. Ruta

EXHIBIT A

FORM OF GENERAL RELEASE

This Release (this “Release”), dated as of __________, is made by and among Stanley L. Ruta (“Ruta”) and Tractor Supply Company (the “Company”).

WHEREAS, the parties hereto entered into that certain Transition Agreement dated as of July 29, 2011 (the “Agreement”);

WHEREAS, Ruta’s employment with the Company has been terminated upon the expiration of the Agreement or in a manner described in Section 4.2 of the Agreement;

WHEREAS, pursuant to Section 4.3 of the Agreement, in consideration of the Company’s willingness to enter into the Agreement and payment of any amounts thereunder, it is an obligation of Ruta that he executes and delivers this Release.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.
Executive Release. Ruta, ON BEHALF OF HIMSELF, HIS SPOUSE, ATTORNEYS, HEIRS, EXECUTORS, ADMINISTRATORS, AGENTS, ASSIGNS AND ANY TRUSTS, PARTNERSHIPS AND OTHER ENTITIES UNDER HIS CONTROL (TOGETHER, THE “RUTA PARTIES”), HEREBY GENERALLY RELEASES AND FOREVER DISCHARGES the Company, its respective predecessors, successors and assigns and its respective past and present stockholders, members, directors, officers, employees, agents, representatives, principals, insurers and attorneys (together the “Company Parties”) from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action, KNOWN OR UNKNOWN, CONTINGENT OR NON-CONTINGENT of any kind and every nature whatsoever, and WHETHER OR NOT ACCRUED OR MATURED, which any of them have or may have, arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, OR ANY OTHER MATTERS OR THINGS OCCURRING OR EXISTING AT ANY TIME PRIOR TO AND INCLUDING THE EXECUTION DATE OF THIS RELEASE (including, but not limited to, any claim against the Company Parties based on, relating to or arising under wrongful discharge, breach of contract (whether oral or written), tort, fraud (including fraudulent inducement into this Release), defamation, negligence, promissory estoppel, retaliatory discharge, Title VII of the Civil Rights Act of 1964, as amended, any other civil or human rights law, the Age Discrimination in Employment Act of 1967, Americans with Disabilities Act, Employee Retirement Income Security Act of 1974, as amended, the application of Sectrion 409A of the Internal Revenue Code of 1986, as amended, or any other federal, state or local law relating to employment or discrimination in employment) arising out of or relating to Ruta’s employment by the Company or his services as an officer or employee of the Company or any of its subsidiaries, or otherwise relating to the termination of such employment or the Agreement (collectively, “Claims”); provided, however, such general release will not limit or release the Company Parties from their respective obligations (i) under the Agreement that expressly survive termination of employment, (ii) under the Company’s benefit plans and agreements that expressly survive termination of employment, including without limitation the Company’s equity incentive plans, (iii) in respect of Ruta’s services as an officer or director of the Company or any of its subsidiaries, pursuant to any director and officer indemnification agreements or as provided by law or the certificates of incorporation or by-laws (or like constitutive documents) of the Company or any of its subsidiaries or [(iv) insert at the time of termination a description of any other agreements with the Company that expressly survive Ruta’s termination]. Ruta, ON BEHALF OF HIMSELF AND THE RUTA PARTIES, hereby represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his or their behalf.

2.
Non-Disparagement. Ruta agrees that, for a period of eighteen (18) months following the date hereof, Ruta shall not, in any communications with the press or other media or any customer, client or supplier of the Company or any of its subsidiaries, make any statement which disparages or is derogatory of the Company or any of its subsidiaries or any of their respective directors or senior officers; provided, however, that this Section 2 shall apply to Ruta only for so long as the Company, its subsidiaries and their respective directors and senior officers refrain from making any such communication which disparages or is derogatory of Ruta.

3.
Acknowledgement of Waiver of Claims under ADEA. Ruta acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 and that this waiver and release is knowing and voluntary. Ruta acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Ruta was already entitled. Ruta further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it and (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release.

4.
Acknowledgment. The parties hereto acknowledge that they understand the terms of this Release and that they have executed this Release knowingly and voluntarily. Ruta acknowledges that, in consideration for the covenants and releases contained herein, he will receive benefits and payments described in the Agreement, and that he would not receive such benefits and payments without the execution of this Release.

5.
Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

6.
Specific Performance. If a court of competent jurisdiction determines that Ruta has breached or failed to perform any part of this Release, Ruta agrees that the Company will be entitled to seek injunctive relief to enforce this Release.

7.	Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.

 [Signature Page Follows]

IN WITNESS WHEREOF, Ruta has hereunto set his hands, as of the day and year first above written.

____________________________
Stanley L. Ruta